As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. 333- 221326

Registration No. 333- 210148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-221326)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-210148)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Total System Services, Inc.

(Global Payments Inc., as successor by merger to Total System Services, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-1493818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Green

Executive Vice President, General Counsel and Secretary

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8256

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Edward D. Herlihy

Jacob A. Kling

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Total System Services, Inc., a Georgia corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister:

•

any and all securities registered but unsold or otherwise unissued as of the date hereof under Registration Statement No. 333-221326 on Form S-3ASR filed with the Commission on November 3, 2017, pertaining to the registration of 1,000,000 shares of common stock, par value $0.10 per share (“Common Stock”), of the Registrant; and

•

any and all securities registered but unsold or otherwise unissued as of the date hereof under Registration Statement No. 333-210148 on Form S-3ASR filed with the Commission on March 14, 2016, registering an indeterminate amount of debt securities of the Registrant and an indeterminate number of shares of Common Stock.

On September 17, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019, by and between Global Payments Inc. (“Global Payments”) and the Registrant, the Registrant merged with and into Global Payments (the “merger”), with Global Payments continuing as the surviving corporation of the merger.

In connection with the completion of the merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all Common Stock, debt securities and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Global Payments, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 18th day of September, 2019.

GLOBAL PAYMENTS INC.
as successor by merger to Total System Services, Inc.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.